Contact:  Shawn K. Poe, Chief Financial Officer
(919) 677-3900

IMMEDIATE

Ply Gem Industries Announces Pricing of Debt Offering

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CARY, NORTH CAROLINA, June 3, 2008—Ply Gem Industries, Inc., a wholly-owned subsidiary of Ply Gem Holdings, Inc., today announced that it has priced its offering of $700 million in aggregate principal amount of Senior Secured Notes due June 15, 2013.  The notes will bear interest at an annual rate of 11.75%.  The notes were priced at 99.072%, representing a yield to maturity of 12.0%.  The offering of the notes is expected to close on June 9, 2008.

Ply Gem intends to use the net proceeds from the notes offering, together with initial borrowings under a new $150 million senior secured asset-based revolving credit facility, to repay all of the outstanding indebtedness under its existing senior credit facilities.

The notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of such Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful.  This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

Ply Gem Industries, Inc. is a manufacturer of residential exterior building products.  The company sells a broad range of vinyl siding, vinyl, aluminum and wood windows, aluminum trim coil, aluminum siding and accessories, and vinyl and composite fence and railing products.

Certain statements made in this press release  may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K, as updated in the company’s Quarterly Reports on Form 10-Q.

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